Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 12, 2025 among Gray Media, Inc., a Georgia corporation (the “Company”), the Subsidiary Guarantors (as defined in the Base Indenture (as defined below)) and U.S. Bank Trust Company, National Association, a national banking association under the laws of the United States of America, as trustee under the Indenture (defined below) (the “Trustee”) to the Base Indenture.

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to an indenture, dated as of July 18, 2025 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of its 9.625% Senior Secured Second Lien Notes due 2032;

WHEREAS, pursuant to and on the date of the Base Indenture, the Company initially issued $900,000,000 aggregate principal amount of its 9.625% Senior Secured Second Lien Notes due 2025 (the “Existing Notes”);

WHEREAS, Section 2.15 of the Base Indenture provides that, without the consent of Holders of any notes, the Company may, from time to time and in accordance therewith, create and issue Additional Notes (as defined in the Base Indenture) under the Base Indenture;

WHEREAS, the Company wishes to issue an additional $250,000,000 aggregate principal amount of its 9.625% Senior Secured Second Lien Notes due 2032 as Additional Notes (the “New Notes”);

WHEREAS, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:

1.        Defined Terms. Defined terms used herein without definition shall have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.        Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on December 12, 2025 is $250,000,000.

3.        Terms of New Notes. The New Notes are to be issued as Additional Notes under the Indenture and shall:

a.

be issued as part of the existing series of Existing Notes under the Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on December 12, 2025 at a purchase price of 102% of the principal amount, and will accrue interest from July 18, 2025;

c.

be issuable in whole in the form of one or more Global Notes to be held by the Depository and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Base Indenture; and

d.	bear the CUSIP number of 389375 AN6 and ISIN of US389375AN64.

4.        Ratification of Base Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5.        GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

6.        Trustee Assumes No Duties, etc. and Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Base Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.        Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.        Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages to Follow]

GRAY MEDIA, INC.

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac
Title: Executive Vice President, Chief Financial Officer

DYNAMIC CAPTIONING LLC, GRAY TELEVISION LICENSEE, LLC, POWERNATION STUDIOS, LLC, RAYCOM SPORTS NETWORK, LLC, and TUPELO MEDIA GROUP, LLC, as Guarantors

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac Title: Treasurer

GRAY LOCAL MEDIA, INC., as Guarantor

By:	/s/ Jeffrey R. Gignac
Name: Jeffrey R. Gignac Title: Executive Vice President, Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell Title: Vice President

[Signature Page to First Supplemental Indenture]